Exhibit 23. 2

1601 Market Street
Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 23, 2023, with respect to the consolidated financial statements of Universal Display Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 3, 2023